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                                                                    EXHIBIT 99.1

                                **PRESS RELEASE**
                                  -------------


Contact:
-------
John C. Roman
President and Chief Executive Officer
(203) 720-5000

                        NAUGATUCK VALLEY SAVINGS AND LOAN
                 RECEIVES FINAL REGULATORY APPROVAL TO COMPLETE
                      MUTUAL HOLDING COMPANY REORGANIZATION
                           AND MINORITY STOCK OFFERING


         Naugatuck, Connecticut. September 29, 2004 - The Board of Directors of Naugatuck Valley Savings and Loan (the "Bank") announced today that the Bank has received final regulatory approval to complete the Bank's mutual holding company reorganization and the related common stock offering by Naugatuck Valley Financial Corporation (the "Company"). Trading is expected to begin on October 1, 2004, on The Nasdaq National Market under the symbol "NVSL."


         The Company sold 3,269,881 shares of common stock at $10.00 per share in a subscription offering, which ended on September 9, 2004, to depositors of the Bank as of April 30, 2003 and the Bank's employee stock ownership plan in accordance with subscription rights granted under the Bank's plan of reorganization.


         John C. Roman, President and Chief Executive Officer of the Bank, said, "We are pleased by the outstanding support shown by the depositors of the Bank, who voted to approve our plan of reorganization and who participated in our stock offering. We look forward, under our new structure, to continuing to serve our customers and community with the same high level of service that our customers have come to expect from us."

         Upon closing of the reorganization, the Bank will convert from a mutual savings bank to a capital stock savings bank, with the concurrent formation of the Company as the stock, mid-tier holding company of the Bank and the formation of Naugatuck Valley Mutual Holding Company (the "MHC") as a mutual holding company. The purchasers of stock in the subscription offering will own 43% of the Company's outstanding shares of common stock and the MHC will own 55% of the Company's outstanding shares of common stock. In addition, in connection with the reorganization, the Company will contribute 152,087 shares of common stock, which will equal 2% of the Company's outstanding shares of common stock, to the Naugatuck Valley Savings and Loan Foundation, a newly established charitable foundation dedicated to charitable giving within the Bank's market area.

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         Ryan Beck & Co., Inc.  served as financial  advisor and marketing agent with regard to the stock offering. Muldoon Murphy Faucette & Aguggia LLP served as counsel to the Bank.

         At June 30, 2004, the Bank had total assets of $253.7 million, deposits of $198.9 million and total capital of $21.6 million.

         This news release contains certain forward-looking statements about the Bank's mutual holding company reorganization and the proposed stock issuance by Naugatuck Valley Financial Corporation, including the anticipated consummation date of the transaction.

         Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Bank and changes in the securities markets.